Exhibit 6.6

SUN DENTAL HOLDINGS, LLC

SPECIAL EQUITY PLAN

ARTICLE I

PURPOSE OF THE PLAN

Sun Dental Holdings, LLC (the “Company”) has adopted this Sun Dental Holdings, LLC Special Equity Plan (the “Plan”) in order to further the growth and success of the Company by enabling Service Providers to acquire equity interests in the Company, thereby increasing their personal interest in the growth and success of the Company, providing a means of rewarding outstanding service by such Service Providers, and aiding in the retention of such Service Providers.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” means an award of Special Equity Units granted pursuant to Section 5.1 of the Plan.

“Board” means the Board of Directors or, if there is only one Manager, the Manager of the Company.

“Cause” with respect to any particular Participant, has the meaning set forth in any effective Grant Agreement, employment agreement or other written contract of engagement entered into between the Company and such Participant, or any applicable local law governing termination of employment, or if none, then “Cause” means any of the following:

(a) a Participant’s repeated failure to perform substantially his or her duties as a Service Provider to the Company or any of the Company Subsidiaries which failure, whether committed willfully or negligently, has continued unremedied for more than thirty (30) days after the Company has provided written notice thereof;

(b) a Participant’s fraud or embezzlement;

(c) a Participant’s material dishonesty or breach of fiduciary duty against the Company or any of the Company Subsidiaries;

(d) a Participant’s willful misconduct or gross negligence which is injurious to the Company or any of the Company Subsidiaries;

(e) any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude, or any willful or material violation by such Participant of any federal, state or foreign securities laws;

(f) any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by such Participant that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Company Subsidiaries;

(g) the material violation by a Participant of any rule or policy of the Company or any of the Company Subsidiaries; or

(h) the material breach by a Participant of any covenant undertaken in the Operating Agreement, any effective Grant Agreement, employment agreement or any written non-disclosure, non-competition or non-solicitation covenant or agreement with the Company or any of the Company Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the committee appointed by the Board to administer the Plan, or where no such committee is appointed, the full Board.

“Company” means Sun Dental Holdings, LLC, a Florida limited liability company.

“Company Transaction” has the meaning set forth in Section 8.3 hereof.

“Disability” with respect to any Participant, has the meaning set forth in any effective Grant Agreement, employment agreement or other written contract of engagement entered into between the Company and such Participant, or if none, then “Disability” means such Participant’s incapacity due to physical or mental illness that: (a) shall have prevented such Participant from performing his or her duties for the Company or any of the Company Subsidiaries on a full-time basis for more than ninety (90) consecutive days or an aggregate of one hundred eighty (180) days in any one-year period; or (b)(i) the Committee determines, in compliance with applicable law, is likely to prevent such Participant from performing such duties for such period of time and (ii) thirty (30) days have elapsed since delivery to such Participant of the determination of the Board and such Participant has not resumed such performance (in which case the termination for Disability pursuant to this subclause (b) shall be deemed to be the last day of such thirty (30) day period).

“Effective Date” means the date the Plan is adopted by the Board.

“Fair Market Value” means as of any date the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for the applicable Special Equity Unit in an arm’s length transaction, as determined in good faith by the Committee based on such factors as the Committee, in the exercise of its reasonable business judgment, considers relevant, including the applicable Profits Interest Hurdle for such Special Equity Unit.

“Grant Agreement” means any writing setting forth the terms of an Award of Special Equity Units to a Participant that has been duly authorized and approved by the Board or the Committee.

“IPO” means a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act.

“Liquidity Event” shall mean (a) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case unless, following such transaction or a series of related transactions, individuals and entities who were the beneficial owners of the issued and outstanding voting Units of the Company immediately prior to such transaction(s) beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the entity resulting from such transaction(s); or (b) the consummation of a sale of more than fifty percent (50%) of the then issued and outstanding Units of the Company in a single transaction or a series of related transactions; or (c) a dissolution and liquidation of the Company.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company by and among the Company and certain of its members dated September 1, 2015, as amended, supplemented, restated or otherwise modified from time to time.

“Participant” has the meaning set forth in Article IV hereof.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Phantom Units” means the contingent rights to receive future payments from the Company or applicable Company Subsidiary granted under the Special Incentive Compensation Plan.

“Plan” means this Sun Dental Holdings, LLC Special Equity Plan, as it may be amended from time to time.

“Profits Interest Hurdle” means an amount specified by the Committee with respect to each Special Equity Unit and set forth in the applicable Grant Agreement. The Profits Interest Hurdle applicable to any Special Equity Unit issued hereunder shall be no less than the amount determined by the Committee to be necessary to cause such Special Equity Unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means a manager, member, officer, employee, consultant or other service provider who is providing services to the Company or any Subsidiary on a regular and on-going basis.

“Special Equity Units” means the non-voting Special Equity Units of the Company, as described in the Company’s Operating Agreement.

“Special Incentive Compensation Plan” means the Sun Dental Holdings, LLC Special Incentive Compensation Plan, as it may be amended from time to time.

“Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners or similar governing Persons thereof.

“Units” means any and all shares of, interests and participations in, and other equivalents (however designated) of units of the Company, including without limitation all Special Equity Units granted under this Plan.

ARTICLE III

ADMINISTRATION OF THE PLAN; UNITS SUBJECT TO THE PLAN

3.1 Committee. The Plan shall be administered by the Board or by any Committee the Board has appointed for this purpose. If the Board has not delegated responsibility for administering the Plan to such a Committee, but is administering the Plan itself, the term “Committee” shall, for all purposes of the Plan, be deemed to refer to the Board.

3.2 Procedures. The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan. The entire Committee shall constitute a quorum and the actions of the entire Committee present at a meeting, or actions approved in writing by the entire Committee, shall be the actions of the Committee.

3.3 Interpretation; Powers of Committee. Except as may otherwise be expressly reserved to the Board as provided herein, and with respect to any Award, except as may otherwise be provided in the Grant Agreement evidencing such Award, the Committee shall have all powers with respect to the administration of the Plan, including the authority to:

(a) determine eligibility and the particular Service Providers who will receive Awards of Special Equity Units under this Plan;

(b) grant such Awards of Special Equity Units to eligible Service Providers, as the Committee may determine to be necessary or desirable, and determine the number of Special Equity Units to be offered or awarded to any of such Service Providers and the other specific terms and conditions of the Awards consistent with the express limits of the Plan, establish the times and manner (if any) in which such Awards will vest and the respective consequences thereof (or determine that no delayed exercisability or vesting is required), and establish the events (if any) upon which such Special Equity Units will be forfeited, cancelled or redeemed;

(c) take all actions necessary or appropriate to cause the Special Equity Units granted hereunder to be treated as “profits interests” for all United States federal income tax purposes;

(d) determine the Profits Interest Hurdle applicable to each Special Equity Unit and specify such Profits Interest Hurdle in the applicable Grant Agreement (which such Profits Interest Hurdle applicable to any Special Equity Unit issued pursuant hereto shall be no less than the amount determined by the Committee to be necessary to cause such Special Equity Unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43);

(e) approve the form of Grant Agreement to be used for any Award of Special Equity Units under this Plan, which need not be identical among Participants;

(f) construe and interpret the provisions of the Plan and any Grant Agreement or other agreement defining the rights and obligations of the Company and Participants under the Plan, make factual determinations with respect to the administration of the Plan, further define the terms used in the Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

(g) amend or modify the terms of Participants’ Grant Agreements, including the authority to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Special Equity Units held by Participants as Awards under this Plan, subject to any required consent under Article X;

(h) accelerate or extend the vesting of any or all outstanding Awards, subject to any consent required under Article X; and

(i) make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

All decisions of the Board or the Committee, as the case may be, shall be reasonable and made in good faith and shall be conclusive and binding on all Participants in the Plan.

ARTICLE IV

ELIGIBILITY

Awards may be granted under the Plan to Persons who are Service Providers of the Company or any of its Subsidiaries on the date of the grant. Each such Person to whom an Award is granted under the Plan is referred to herein as a “Participant”.

In the case of a grant of an Award to a Service Provider of any Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer Special Equity Units covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer Special Equity Units to the Service Provider in accordance with the terms of the Award specified by the Committee under this Plan. All Special Equity Units granted to Service Providers of Subsidiaries that are forfeited or canceled shall revert to the Company.

ARTICLE V

AWARDS

5.1 Awards of Units. The Committee may grant Awards consisting of Special Equity Units to a Service Provider under the Plan at any time and from time to time, subject to the maximum number of Special Equity Units reserved for issuance under Article VIII below and the Operating Agreement. The Committee shall determine, in its discretion, the Service Providers to whom such Special Equity Units are awarded, and the time or times at which grants of Special Equity Units will be awarded, the number of Special Equity Units to be awarded to any Participant, the conditions for vesting, the vesting schedule, the time or times within which such Special Equity Units may be subject to forfeiture, the Profits Interest Hurdle for such Special Equity Units, and any other terms and conditions of the Awards.

5.2 Grant Agreements. Each Award of Special Equity Units to a Participant under this Plan shall be evidenced by a Grant Agreement that shall be executed by the Company and the Participant. The Grant Agreement shall specify the terms and conditions of the Award. The Committee may use different forms of Grant Agreements for different Participants.

5.3 Terms and Conditions of Awards.

(a) The Committee shall establish such vesting criteria for the Special Equity Units as it determines in its discretion and shall include such vesting criteria in each Grant Agreement. Vesting may be based on the continued service of the Participant with, or the Participant’s performance of duties for, the Company or its Subsidiaries, upon the achievement of performance goals set out in the Grant Agreement, or upon any other basis. The vesting provisions of the Special Equity Units awarded to different Participants need not be uniform with respect to each recipient. The Committee may, in its discretion, waive or accelerate any of the foregoing restrictions, in whole or in part.

(b) The Committee shall establish the Profits Interest Hurdle applicable to each Special Equity Unit in the applicable Grant Agreement. The Profits Interest Hurdle applicable to any Special Equity Unit issued pursuant to this Article V shall be no less than the amount determined by the Committee to be necessary to cause such Special Equity Unit to constitute a “profits interest” within the meaning of Revenue Procedures 93-27 and 2001-43.

5.4 Rights of Participants and Restrictions on Special Equity Units. Except as otherwise provided in this Article V and the Participant’s Grant Agreement, a Participant granted Special Equity Units under this Plan shall have the same rights as any other Person holding the same class of Special Equity Unit that is the subject of the Award has under the Operating Agreement, subject to the following:

(a) The Participant shall not have the right to receive any cash distributions made with respect to unvested Special Equity Units.

(b) Any dividends or distributions payable in and other non-cash distributions shall be held subject to the vesting of the underlying Special Equity Units, unless the Committee determines otherwise in the applicable Grant Agreement.

(c) The Participant shall have no voting rights with respect to the Special Equity Units granted under this Plan.

(d) The Participant shall not have the right to receive any proceeds in the event of a Liquidity Event unless the proceeds from such Liquidity Event exceeds the Profits Interest Hurdle set forth in such Participant’s Grant Agreement.

5.5 Company’s Call Right. Unless the Participant’s Grant Agreement, in the discretion of the Committee, provides otherwise, at any time prior to the consummation of an IPO or a Liquidity Event, in connection with the termination of such Participant’s services to the Company or a Subsidiary or, with respect to a Participant who is a consultant, the discontinuation of such consulting services (in each case, either with or without Cause, or voluntarily by the Participant, or as a result of Participant’s death or Disability):

(a) The Company may, at its election, require the Participant to sell to the Company all or any portion of such Participant’s vested Special Equity Units at a price per vested Special Equity Unit equal to the Fair Market Value of the Special Equity Unit of the Company, on the date of such termination, and such amount shall be paid by the Company to the Participant in accordance with the Participant’s Grant Agreement; and

(b) If such Participant’s services are terminated as a result of the death or Disability of such Participant, all of such Participant’s unvested Special Equity Units that have not been previously forfeited pursuant to the terms of the Participant’s Grant Agreement shall immediately vest and such Special Equity Units shall be subject to the Company’s call right set forth in Section 5.5(a); and

(c) Except as set forth in Section 5.5(b), such Participant’s unvested Special Equity Units shall be forfeited without consideration.

5.6 Evidence of Ownership of Units. Special Equity Units awarded to Participants under this Plan shall be evidenced in such manner as the Committee and the Board may deem appropriate, including book-entry registration or issuance of one or more written certificates. If the Company should issue any certificate or similar written instrument with respect to the Special Equity Units awarded to a Participant under this Plan, the certificate shall be registered in the name of such Participant, shall bear an appropriate legend referring to the restrictions of transfer of the Special Equity Units and the other terms and conditions imposed on the Special Equity Units under the Participant’s Grant Agreement, and may, in the discretion of the Committee, be held in custody by the Company until the Award has vested and all restrictions thereon shall have lapsed.

5.7 Restrictions on Transfer. Subject to the provisions of the Operating Agreement and the Participant’s Grant Agreement, prior to an IPO, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Special Equity Units granted to Participant pursuant to this Plan without the prior written consent of the Committee, which such consent may be withheld in the Committee’s sole discretion. If the Committee consents to a transfer of Special Equity Units, prior to such transfer, the Participant shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such transferee’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Special Equity Units transferred to such transferee will continue to be Special Equity Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Special Equity Units in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Special Equity Units as the owner of such Special Equity Units for any purpose.

5.8 Other Terms and Conditions. Each Grant Agreement for Special Equity Units granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in the Committee’s sole discretion.

ARTICLE VI

RESTRICTIONS ON AWARDS

6.1 Compliance With Securities Laws. No awards shall be granted under the Plan, and no Special Equity Units shall be issued and delivered pursuant to Awards granted under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable Federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, including, with respect to Participants not located in the United States, any applicable foreign laws regarding the issuance of securities.

The Committee in its discretion may, as a condition to the delivery of any Special Equity Units to any Participant as an Award granted under the Plan, require the applicable Participant (i) to represent in writing that the Special Equity Units received are being acquired for investment and not with a view to distribution and (ii) to make such other representations and warranties as are deemed reasonably appropriate by the Committee. Written evidence representing Special Equity Units acquired under the Plan that have not been registered under the Securities Act shall, if required by the Committee, bear such legends as may be required by the Operating Agreement and the applicable Grant Agreement.

ARTICLE VII

TAX TREATMENT

7.1 Tax Withholding. Upon the grant or vesting of any Special Equity Units to a Participant under this Plan, the Company shall notify the Participant of the amount of tax, if any, that must be withheld by the Company under all applicable federal, state and local tax laws with respect to the Special Equity Units. Except as otherwise provided in the Participant’s Grant Agreement, the Company shall have the right, at its option and in its sole discretion, to require the Participant to make arrangements with the Company with respect to any withholding tax due with respect to the Special Equity Units to (a) remit the required amount to the Company, (b) authorize the Company to withhold a portion of the Special Equity Units otherwise issuable to the Participant with a value equal to such tax, (c) authorize the deduction of such amounts from the Participant’s regular cash compensation, or (d) otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Company.

7.2 Section 83(b) Election. Each Participant awarded Special Equity Units who is subject to United States income tax shall make a protective election under Section 83(b) of the Code to be taxed currently with respect to any Special Equity Units issued under this Plan. The election shall comply in all respects with and shall be made within the period of time prescribed under Section 83(b) of the Code. Each Participant shall prepare such forms as are required to make an election under Section 83(b) of the Code. The Company shall have no liability to any grantee who fails to make a permitted Section 83(b) election in a timely manner.

7.3 No Guarantee of Tax Treatment. The Special Equity Units granted under the Plan are intended to be “profits interests” for United States federal income tax purposes pursuant to Revenue Procedures 94-27 and 2001-43. The Board may take all actions necessary or appropriate to cause the Special Equity Units to be treated as profits interests for all United States federal income tax purposes. Notwithstanding the foregoing, the Company does not guarantee that any Award intended to be a “profits interest” shall be treated as such for tax purposes, and none of the Board, the Company or any Subsidiary shall indemnify any individual with respect to the tax consequences if they are not so treated. Furthermore, notwithstanding the foregoing, the Company does not guarantee that any Award granted to any Participant subject to tax in any jurisdiction outside the United States will qualify for any special tax treatment available under the laws of such other jurisdiction.

ARTICLE VIII

UNITS RESERVED AND ADJUSTMENTS

8.1 Number of Special Equity Units. Subject to the provisions of Section 8.3 below (relating to adjustments upon changes in capital structure and other company transactions), the aggregate number of Special Equity Units which may be granted under the Plan at any time shall not exceed Five Percent (5.0%) of the aggregate total number of Units of the Company outstanding on a fully diluted basis as of the date of the grant, minus the number of Phantom Units outstanding under the Special Incentive Compensation Plan on that date. Special Equity Units that are granted under this Plan, but subsequently forfeited, will again be available for subsequent grants under the Plan.

8.2 Reservation of Special Equity Units. The number of Special Equity Units reserved for issuance under the Plan shall at no time be less than the maximum number of Special Equity Units which may be issued or delivered at any time pursuant to outstanding awards.

8.3 Changes in Capital Structure. In the event of split, reverse split or combination of the Units, or recapitalization or similar event affecting the capital structure of the Company, an extraordinary distribution, separation, spinoff or a reorganization (including, without limitation, an incorporation of the Company or the transfer of the assets or Units to a newly organized corporation or other business entity) (each, an “Adjustment Event”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of Units or other securities reserved for issuance and delivery under the Plan, (B) the number and kind of Units or other securities subject to outstanding Awards; and (C) performance hurdles and targets underlying outstanding Awards. In the event of a merger, consolidation, acquisition of property or units, units offering, liquidation, disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Company Transaction”), the Committee or the Board shall in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (A) the aggregate number and kind of Units reserved for issuance and delivery under the Plan, (B) the number and kind of Units subject to outstanding Awards; and (C) performance hurdles and targets underlying outstanding Awards. In the case of Company Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards and the conversion of vested Awards into the right to receive payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion; and (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Special Equity Units subject to outstanding Awards.

8.4 Special Rules. The following rules shall apply in connection with Section 8.3 above:

(a) No adjustment shall be made for cash dividends (except as described in Section 8.3) or the issuance to Unit holders of rights to subscribe for additional Units or other securities (except in connection with a Company Transaction); and

(b) Any adjustments referred to in Section 8.3 shall be made by the Committee or the Board in its discretion and shall, absent manifest error, be conclusive and binding on all Participants holding any Awards granted under the Plan.

ARTICLE IX

TERM AND TERMINATION OF THE PLAN

This Plan shall become effective on the Effective Date, and shall remain in effect until terminated by the Board or by the Committee with prior approval of the Board. Any Award of Special Equity Units outstanding as of the time the Plan is terminated shall remain in effect and the terms of the Plan will apply until such Special Equity Units are forfeited or repurchased as provided in the Plan or the applicable Grant Agreement.

ARTICLE X

AMENDMENT OF PLAN

Subject to the terms of the Operating Agreement, the Plan may be modified or amended in any respect, and at any time or from time to time, by the Board or by the Committee with the prior approval of the Board. Notwithstanding the foregoing, the Plan may not be modified or amended as it pertains to any Special Equity Units outstanding under an existing Grant Agreement without the consent of an applicable Participant where such modification or amendment of the Grant Agreement would materially impair the rights of such Participant. Notwithstanding the foregoing, the Participant’s consent shall not be required if the Board or Committee determines in its sole discretion that such an amendment or modification is required or advisable for the Company, the Plan or the Award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule or to meet the requirements of any intended accounting treatment.

ARTICLE XI

MISCELLANEOUS

11.1 No Right to an Award or Grant. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Service Provider any right to be granted Special Equity Units except as may be evidenced by a Grant Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth in the Grant Agreement. The Plan is unfunded and is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted accordingly.

11.2 No Evidence of Employment or Service. Nothing contained in the Plan or in any Grant Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or service with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary, in its sole discretion (subject to the terms of any separate agreement to the contrary), at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the relevant Special Equity Units.

11.3 No Restriction of Company Action. Nothing contained in the Plan or in any Grant Agreement will be construed to prevent the Company or any Subsidiary of the Company from taking any company action which is deemed by the Company or by its Subsidiaries to be appropriate or in its best interest, whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant or beneficiary of a Participant will have any claim against the Company or any Subsidiary of the Company as a result of any company action.

11.4 Compliance with Code Section 409A. Special Equity Units granted as awards under this Plan are intended to be exempt from the requirements imposed on deferred compensation under Section 409A of the Code. If any distribution or settlement of Special Equity Units pursuant to the terms of this Plan or any Grant Agreement would subject a Participant to tax under Section 409A of the Code, the Company shall modify the Plan or applicable Grant Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant.

11.5 Operating Agreement; Spousal Consent. Any Special Equity Units granted under the Plan shall be subject to the Operating Agreement which may contain restrictions on the transferability of such Special Equity Units (such as a right of first refusal or a prohibition on transfer) and such units may be subject to call rights and drag-along rights of the Company. As a condition to receiving an Award under the Plan, the Participant shall be required to sign a joinder agreement to the Operating Agreement (which such joinder agreement may be included in the Participant’s Grant Agreement) and, if required, obtain a spousal consent.

11.6 Governing Law. All questions concerning the construction, interpretation and validity of the Plan and the Special Equity Units granted to Participants pursuant to this Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of Florida will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.7 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

11.8 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

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